Exhibit 99.1     Press Release


MAY 24, 2001

PRESS RELEASE

From:                  Massachusetts Fincorp, Inc.
Contact:               Paul C. Green, President & CEO
Corporate Office:      70 Quincy Avenue
                       Quincy, Massachusetts 02169
Telephone:             (617) 769-1100


                    MASSACHUSETTS FINCORP, INC. ANNOUNCES
                   ANNUAL MEETING SHAREHOLDER VOTE RESULTS

Quincy, MA - May 24, 2001 -- Massachusetts Fincorp, Inc. (OTCBB: MAFN), the holding company for The Massachusetts Co-operative Bank announced the results of the shareholder vote which took place at the annual meeting on May 23, 2001. Shareholders re-elected current directors, Robert H. Quinn, Joseph W. Sullivan and Diane Valle. In an election in which 73% of total shares were voted, the directors received 77% of total shares voted.

Proposals to ratify changes made by the Board to the Massachusetts Fincorp, Inc. Stock-Based Incentive Plan and to approve the appointment of Grant Thornton LLP as the Company's independent accountants were also approved.

In his announcement of the results, Mr. Paul C. Green, President of Massachusetts Fincorp, Inc. went on to say, "The Directors and the management of the holding company and the bank are appreciative that the shareholders have given a vote of support for the efforts demonstrated during the last year. Those efforts have resulted in substantial growth, a strong improvement in earnings announced last quarter, implementation of repurchase programs, a 10% stock dividend, and strong share price performance. This response helps renew our commitment to work hard to continue to enhance shareholder value."